Exhibit 4




                                [Letterhead of]

                              CONSOL ENERGY INC.



May 23, 2003

RWE Rheinbraun AG
Stuettgenweg 2
D-50935, Koln, Germany



Attention:  Walter Froehling



Gentlemen:

       Re:  Registration Rights Agreement
            Dated February 1, 1999;
            Waiver of Notice Period

As you are aware, Consol Energy, Inc., (the "Company") and RWE Rheinbraun AG, formerly named Rheinbraun AG and as successor to Rheinbraun US GmbH, ("Stockholder") are parties to that certain Registration Rights Agreement dated February 1, 1999 (the "Agreement").

Section 3(a) of the Agreement provides that (i) the Company shall give written notice to Stockholder of its intention to effect the registration of any of its securities under the Securities Act of 1933, as amended, not later than 35 days prior to the anticipated date of the filing of such registration; and
(ii) the Company shall include in such registration all Registrable Securities that Stockholder requests be included, subject to compliance with the requirements of section 3(a) and exceptions set forth in section 3(c).

As we have discussed, the Company desires to register certain securities under the Securities Act, and intends to do so on or about May 27, 2003. Specifically, the Company intends to file with the Securities and Exchange Commission, on Form S-3, a "shelf" registration with respect to the offer by the Company for its own account, from time to time, in one or more offerings of, debt securities, shares of the Company's common stock, shares of the Company's preferred stock, depositary shares, stock purchase units, stock purchase contracts, or warrants to purchase the Company's debt securities, common stock, or preferred stock, at a maximum aggregate offering price of $800,000,000 (the "Shelf Registration").

The purpose of this letter agreement is to confirm and record our understanding that Stockholder has agreed to waive, and hereby does waive, on the terms and conditions set forth in this agreement its right under section 3(a) of the Agreement to receive notice of the filing of the Shelf Registration.

The Company and Stockholder further agree that (i) the Company shall give Stockholder written notice 10 days prior to requesting acceleration of effectiveness of the Shelf Registration, it being understood that during that 10-day period Stockholder may request that the Company amend the


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Shelf Registration to increase the amount of securities being registered to include Registrable Securities or to allocate a portion of the securities being registered to sales of Registrable Securities by Stockholder under the Shelf Registration and to reflect the inclusion in the Shelf Registration of Registrable Securities by Stockholder and (ii) in the event that Stockholder determines not to include Registrable Securities in the Shelf Registration but elects to request a separate registration statement under section 2(a) of the Agreement, the Company will expedite the filing of such a registration statement without regard to the 60-day time limit set forth in section 2(a) of the Agreement.

Except as specifically provided herein, the provisions of the Agreement shall remain in full force and effect.

Please evidence your agreement with the foregoing by executing both counterpart originals of this agreement in the space provided and return one fully executed original to the undersigned.


                                              Respectfully submitted,

                                              CONSOL ENERGY, INC

                                              /s/ William J. Lyons
                                              ----------------------------
                                              By   William J. Lyons
                                              Its  Vice President and Chief
                                                        Financial Officer


Accepted and Agreed to

This 27 day of May, 2003



RWE RHEINBRAUN AG



By:

    /s/ R. Zimmermann              /s/ Walter Froehling
-----------------------------   -----------------------------

Its  Senior Vice President     Its  Senior Legal Counsel
     Rolf Zimmermann                 Walter Froehling